CONSULTING AGREEMENT
between
Alcimede LLC and Medytox Solutions, Inc.

THIS AGREEMENT is entered into and is effective as of the October 1st 2012, by and between Alcimede LLC a business that is registered to do business in Florida, having its principal place of business at 6535 Collins Avenue, #445, Miami Beach, Florida 33141, (the "Company"), and, Medytox Solutions, Inc., organized under the laws of the State of Nevada, with main offices located at, 400 S. Australian Avenue, West Palm Beach, Florida 33401 (the "Client").

WITNESSETH

WHEREAS, the Company provides consulting services to businesses in connection with their capital structure, business plan and business opportunities, management, complimentary acquisitions and seeking and securing of investors, financing or buyers; and

WHEREAS, the Client and the Company first entered into an agreement on October 3rd 2011 and now wish to replace that agreement with this agreement. The Client and the Company wish to enter into a relationship pursuant to the terms and conditions of this Agreement whereby the Company will assist the Client to create and deliver a business that creates value for the Clients Shareholders.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.

Engagement. Effective on the date hereof, the Client engages the Company to assist it in delivering its business objectives, which includes providing assistance with the capital structure of Client, providing management (including officers or directors of Client and any Subsidiary or related Companies if required) as may be required by Client, assisting with finding and completing acquisitions that may be synergistic with the growth plans of the Client, the finding and securing of one or more sources of finance that may be required by the Company and assisting the Client to consider and structure any finance that may be offered to it, (collectively, the "Services").

2.

Term of Engagement. Subject to the provisions of this Agreement, the term of Consulting under this Agreement ("Period of Consulting") shall be three (3) years and shall commence on October 1st, 2012 (the "Initial Term"). Unless either party elects to terminate this Agreement at the end of the initial or any renewal term by giving the other party written notice of such election at least sixty (60) days before the expiration of the then current term, this Agreement shall be deemed to have been renewed for an additional term of one (1) year commencing on the day after the expiration of the then current term. Either party may elect not to renew this Agreement with or without cause.

3.

Fees. In consideration of the Company's provision of the Services, the Client shall pay or cause to be paid to the Company, the following.

{26239761;2}

(a)

Retainer for Consulting Services. A non-refundable retainer for consulting services (the "Retainer") of twenty thousand dollars ($20,000.00) per month to be paid as follows;

(i)

Ten thousand dollars ($10,000) will be paid on or before the 15th of each month

(ii)

ten thousand dollars ($10,000) per month will be payable on or before the last working day of each month

(b)

Shares.

(i)

Company will receive a total of four million five hundred thousand (4,500,000) shares of common stock, par value $.0001 per share (the "Common Stock"), of the Company upon signing of this Agreement

(ii)

Company will receive options to purchase a total of three million (3,000,000) shares of Common Stock as follows and as provided in the Stand-Alone Option Agreement with the Company in substantially the form attached as Exhibit A:

(A)

options to purchase one million (1,000,000) shares of Common Stock exercisable at $2.50 per share on or before December 31, 2017;

(B)

options to purchase one million (1,000,000) shares of Common Stock exercisable at $5.00 per share on or before December 31, 2017;

(C)

options to purchase one million (1,000,000) shares of Common Stock exercisable at $10.00 per share on or before December 31, 2022.

(iii)

Company will receive a total of one thousand (1,000) shares of Series B Non-Convertible Preferred Stock, par value $.0001 per share (the "Preferred Stock" and, collectively with the Common Stock, the "Company Stock"), of the Company upon signing of this Agreement.

All shares issued to and received by Company will be fully paid, non-assessable and free from any liens or encumbrances by the Client.

(c)

Expenses. The Client shall reimburse Company for all expenses incurred in connection with duties on behalf of the Client up to $2,500 without prior approval in one calendar month, provided that Company shall keep, and present to the Client, records and receipts relating to reimbursable expenses incurred by Company. The Company will seek pre-approval from the Client for any exceptional expenses or additional costs which Company may from time to time propose to Client. Client will have no liability to Company under this clause (c) unless pre-approval for such exceptional expenses or additional costs is granted.

(d)

Motor Vehicle Allowance. During the Employment Term, the Client shall provide Company with a "car purchase" allowance or other form of agreement to provide Company with a car up to a maximum of $1,000.00 per month.

{26239761;2}

4.

Consultant.  The Client agrees that the Company will be acting as its consultant in providing the Services, and that, to this end, any and all forms of correspondence or communication, as well as dialogue, (altogether referred to as the 'Discussions") will pass via the Client. The Company shall obtain the Clients' prior consent before engaging in such Discussions and Company has no authority or right to bind the Client to any agreement without prior approval.

5.

Independent Contractor.  The Company is acting as an independent contractor hereunder with duties owing solely to the Client. Nothing contained herein, expressed or implied, shall create or be construed to impose upon the Company or any of its affiliates, or their respective officers, directors, employees or stockholders, any fiduciary or agency relationship or obligation.

6.

Limitation of Liability.  The Client agrees that the Company shall have no liability to the Client or any of its affiliates or any third party, including, without limitation, any officer, director, employee or stockholder of the Client or any of their respective affiliates, for any decision or recommendation made or omitted to be made or any action or failure to act in connection with the Services or this Agreement; provided that the foregoing limitation on liability shall not apply to any decision or recommendation made or omitted to be made by the Company or any action or failure to act by the Company in connection with this Agreement that is finally held by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of the Company; provided further that notwithstanding anything to the contrary contained herein, in no event will the Company have any liability to the Client or any of its affiliates or shareholders or any third party for any consequential, special, punitive or incidental damages.

7.

Information Provided to the Company.  The Client will furnish the Company with such information about it as the Client believes is necessary to the provision of the Services (all information so furnished being herein referred to as the "Information"). The Client recognizes and confirms that the Company (i) will use and rely primarily on the Information and the information available from generally recognized public sources in performing the Services, without having independently verified the same, (ii) does not assume responsibility for the accuracy or completeness of the Information, and (iii) will not make an evaluation or appraisal of any assets of the Client. The Company agrees to treat all material, non-public Information in a confidential manner.

8.

Confidentiality; Non-Disclosure.

(a)

Confidential Information.  "Confidential Information" means any information about the Client, or any of its customers, clients, suppliers, or vendors in any form, however and whenever acquired, that is not generally known to business competitors or the general public, and shall include without limitation: (i) confidential, secret, and/or proprietary knowledge, data, or information; (ii) any "trade secret," as that term is defined by the Florida Uniform Trade Secrets Act ("FUTSA"), § 688.000, et seq., or as defined by any other state or federal law governing trade secrets, including the Uniform Trade Secrets Act; (iii) inventions, ideas, products, processes, formulas, patterns, compilations, devices, methods, techniques, processes, data, research, programs, know-how, improvements, discoveries, computer programs, source codes, and database structure; (iv) business methods, operations, plans, projects, finances,

{26239761;2}

prices and costs, sales and shipping information/techniques, market studies, competitive analyses, accounts receivable or payable, billing methods, pricing policies, and other non-public financial information; (v) information concerning internal affairs, memoranda, policies, legal affairs, and security methods; and (vi) customer, client, vendor, and supplier names and addresses, lists, financial information, data, purchasing and supply histories.

(b)

Company Obligations.  During the course of this Agreement with the Client, Company will be given and receive access to Confidential Information. At all times during and subsequent to this Agreement, Company will not, directly or indirectly, disclose, discuss, publish, disseminate, or otherwise use or suffer to be used in any manner, any Confidential Information, except as otherwise allowed by this Agreement. Company will use Confidential Information only for the contemplated purposes for the sole benefit of the Client and will disclose Confidential Information only as required in the course and scope of Client's duties. Immediately upon the termination of this Agreement for any reason or at any time when requested by the Client, Company will return all Confidential Information to the Client. Company further acknowledges and agrees that a breach of any of the provisions of paragraph 8 will leave the Client without an adequate remedy at law and therefore agrees that the remedy provided for herein is equitable and just, namely: (1) the Client shall be entitled to an immediate injunction to prohibit the further breach of any of these provisions, (2) the Client shall be entitled to prosecute to the extent allowed by law, and (3) the Client shall be entitled to recover fees associated with the cost of prosecution and damages.

(c)

Ownership of Client Property and Assignment of Intellectual Property.  All Confidential Information is, and shall remain the Client's property and Company will not remove any Confidential Information from Client premises.

9.

Indemnification.  The Client agrees to indemnify and hold harmless the Company and its affiliates, and each of their respective officers, directors, employees or stockholders (the Company and each such person being referred to herein as the "Indemnified Party"), from and against any and all losses, claims, damages, fines, liabilities, judgments, or amounts paid in settlement (or actions, proceedings or investigations in respect thereof), to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of any financing or acquisition or the Services hereunder. The Client agrees to reimburse the Company and any Indemnified Party for all expenses (including reasonable attorney's fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any such pending or threatened loss, claim, damage, liability or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Client will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, fine, judgment or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the Company's gross negligence or willful misconduct. This indemnification shall survive termination of the Company's Services under this Agreement and shall be binding upon any successors or assigns of the Client.

10.

Restrictive Covenants. Company agrees to the following Restrictive Covenants:

(a)

Non-Compete.  During the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement with the Client for any reason

{26239761;2}

whatsoever ("Restricted Period"), Company will not, directly or indirectly (on Company's own behalf or on behalf of any other person or entity) engage in any business or own an interest in any business, including but not limited to, a sole proprietorship, partnership, corporation, joint stock company, joint venture, limited liability company, trust or other form of business entity, unincorporated organization, whether as an individual proprietor, partner, shareholder, joint venturer, member, trustee, officer, director, consultant, broker, employee, or in any manner whatsoever (except for an ownership interest not exceeding five percent (5%) of a publicly-traded entity), that (i) conducts business within the State of Florida or within a one hundred (100) mile radius of any geographic area in which the Client then conducts business and (ii) is competitive with any business in which the Client has been engaged at any time during Company' s agreement.

(b)

Non-Solicit of Employees.  During the Restricted Period, Company will not, directly or indirectly (on Company's own behalf or on behalf of any other person or entity) contact, recruit, solicit or otherwise seek to induce any employee or contractor of any to terminate his/her employment or engagement with the Client. This covenant applies to any employee or contractor who, at the time of such attempted recruitment/hire by Client is currently employed or engaged with the Client or was previously employed or engaged with the Client within the eighteen (18) month period immediately preceding the termination of Company's agreement.

(c)

Non-Solicit of Customers/Business Relationships.  During the Restricted Period, other than for the benefit of the Client, solicit, contact, or do business with (if offered to Company, with or without solicitation) any customer of the Client regarding any business engaged in by the Client; and/or divert or attempt to divert from the Client or otherwise interfere with any business relationship between the Client and any existing or prospective client or other source of business, investor, customer, client, vendor or other person or entity with which the Client maintains or has maintained a business relationship. For purposes of this Agreement, "customer" shall include any specific prospective or existing person or entity with whom the Client has engaged in business at any time during Company's agreement or within the three (3) year period preceding Company's agreement.

(d)

Reasonableness of Restrictive Covenants.  Company has carefully read and considered the promises made in this Agreement. Company agrees that the promises made in this Agreement are reasonable and necessary for protection of the Client's legitimate business interests, including but not limited, to its trade secrets; Confidential Information; existing and specific prospective customer relationships; productive and competent workforce; and undisrupted workplace. Company further agrees that prior to signing this Agreement, it has been provided a reasonable time to review the Agreement and an opportunity to consult separate counsel concerning the terms of this Agreement.

(e)

Savings Clause; Full Effect.  If it is determined by a court of competent jurisdiction that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by law. Additionally, the Client shall be entitled to the full benefit of the promises stated in this Agreement. Accordingly, if Company violates any or all of the covenants, this Agreement shall remain in full force and effect beyond the expiration of the term of the promise, such that the

{26239761;2}

Client receives the full benefit of its bargain. Company's obligations under this Agreement shall survive the termination of Company's agreement with the Client.

(f)

Independent Obligations.  The restrictive covenants contained in this Agreement are independent of any other obligations owed by the Client to Company. The existence of any claim or cause of action by Company against the Client, whether based on this Agreement or otherwise created, shall not create a defense to the enforcement by the Client of any restrictive covenants contained herein.

(g)

Injunction.  Company acknowledges that a breach of the restrictive covenants contained in this Agreement will cause irreparable damage to the Client. Accordingly, in the event of a breach or threatened breach of the restrictive covenants contained in this Agreement, the Client shall be entitled to preliminary and permanent injunctive relief against Company and all persons or entities acting in concert with Company, to restrain the violation.

11.

Company Representation.  The Company represents and warrants to the Client that (a) there is no legal impediment to it entering into, or performing its obligations under, this Agreement, and that entering into this Agreement will not violate any agreement to which Company is a party or any other legal restriction; (b) it will not use or disclose any confidential information of any prior employer or other person or entity during the term of this Agreement with the Client; (c) it has, at its own expense, undertaken an independent analysis of the merits and risks of the Company Stock, including tax and legal consequences of its ownership of the Company Stock; (d) it has been given an opportunity to review the books and records of the Company, all of which have been made available to it, including all of the Company's filings with the Securities and Exchange Commission; (e) it has had sufficient time to review the books and records of the Company; (f) it has fully satisfied itself as to any questions it may have concerning the Company, its assets, its liabilities and the Company Stock; (g) it acknowledges that (A) the Company Stock issuable pursuant to this Agreement will constitute restricted stock and that accordingly it cannot be sold, transferred, pledged, hypothecated, assigned or otherwise disposed of unless registered under the Securities Act of 1933, as amended, and any related state securities laws or such sale, transfer, pledge, hypothecation, assignment or disposal is otherwise exempt from such registration requirements, (B) it may have to hold the Company Stock for an indefinite period of time, and (C) it may have to bear the complete economic loss of its investment in the Company Stock; and (h) it, or persons it has retained, has knowledge, skill and experience in financial business and investment matters relating to an investment of this type and are capable of evaluating the merits and risks of such investment and protecting the Company in connection with an investment in the Company Stock.

12.

Amendment.  This Agreement may only be amended by a written agreement signed by both parties.

13.

Assignment.  Client consents and agrees that the Company may assign its rights within this Agreement herein with consent from the Client.

14.

Governing Law.  This Agreement shall be governed by the internal laws of the Florida without regard to its law of conflicts. The Company waives any objection to venue or jurisdiction and any objection based on a more convenient forum in any action under this Agreement.

{26239761;2}

15.

Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when:

(a)

acknowledged as received by the other party as a scanned and email document

(b)

or by any other means of delivery service for which the sender received a receipt of delivery

The Client:	Medytox Solutions, Inc 400 S Australian Avenue West Palm Beach, Florida 33401 And/or: Mr. William Forhan, CEO, & Chairman Email bforhan@medytoxsolutionsinc.com
The Company:	Alcimede LLC 6535 Collins Avenue, #445, Miami Beach, Florida 33141 Attention: Seamus Lagan Email s.lagan@btinternet.com

16.

Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject or its subject matter.

{26239761;2}

IN WITNESS WHEREOF, the parties have duly signed this Agreement as of the day and year first above written.

THE CLIENT:
Medytox Solutions, Inc.

/s/ William G. Forhan

By; William Forhan

THE COMPANY:
Alcimede LLC

/s/ Seamus Lagan

By: Seamus Lagan

{26239761;2}